UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 13, 2012

Life Technologies Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-25317	33-0373077
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5791 Van Allen Way, Carlsbad, CA		92008
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (760) 603-7200

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 - Other Events

On January 13, 2012, Life Technologies Corporation (the “Company”) sent notice to holders of the Company’s 1.5% Convertible Senior Notes, Due 2024 (the “Notes”) that the Company elects to redeem all of its outstanding Notes on February 15, 2012 pursuant to Section 3.1 of the Indentures, dated February 19, 2004 and December 14, 2004 (each an “Indenture”, and collectively, the “Indentures”) between Life Technologies Corporation (formerly known as Invitrogen Corporation) and U.S. Bank National Association. Holders of the Notes have until 5:00 p.m. Eastern Time on February 14, 2012 to convert their Notes into shares of the Company’s Common Stock and / or cash in accordance with the applicable Indenture.

U.S. Bank National Association is the trustee (the “Trustee”) for the holders of the Notes under the Indentures. All questions relating to the mechanics of the redemption or conversion of the Notes should be directed to Paula Oswald at U.S. Bank National Association, telephone number (213) 615-6043.

This announcement is only a summary of certain provisions of the Notes and the Indentures. A complete explanation of the conversion rights of holders of the Notes, as well as the procedures required to convert the Notes, is set forth in the applicable Indenture. All holders are urged to review the conversion provisions contained in the Notes and the applicable Indenture in their entirety.

On January 13, 2012, the Company issued a press release regarding the redemption of the Notes. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 - Financial Statements and Exhibits.

(d) Exhibits.

99.1	Life Technologies Corporation press release dated January 13, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFE TECHNOLOGIES CORPORATION
(Registrant)

By:	/s/ David F. Hoffmeister
Chief Financial Officer

Date: January 13, 2012